UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2004

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01. Material Definitive Agreements.

In connection with the announcement on October 18, 2004, by Michael Campbell, our Senior Vice President Human Resources and Labor Relations, of his intention to retire from the company at the end of the year, we entered into an agreement with Mr. Campbell setting forth the terms of his early retirement. Pursuant to the terms of the retirement agreement, which was entered into on October 29, 2004, in addition to all benefits Mr. Campbell is entitled to receive under his existing employment agreement upon a voluntary resignation from the company, Mr. Campbell will receive accelerated vesting of his outstanding stock option grants. In addition, Mr. Campbell has agreed to continue to represent the company in connection with its labor matters, including its negotiation of collective bargaining agreements, for a period of one year following his retirement. The company currently anticipates that Mr. Campbell will serve in an Of Counsel position with the law firm of Ford & Harrison. The company has agreed to pay for Mr. Campbell's services at an hourly rate consistent with the senior partner rates charged by Ford & Harrison to its other airline clients. Additionally, in consideration of his agreement to continue to represent the company in its labor negotiations, the company will pay Mr. Campbell $1.2 million on the date of his retirement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CONTINENTAL AIRLINES, INC.

October 29, 2004	By /s/ Jennifer L. Vogel
Jennifer L. Vogel
Senior Vice President, General Counsel and Secretary